LOAN AGREEMENT

                                 BETWEEN


                               TIAS, INC.,

                           a Texas corporation


                                  AND


                        MORRISON RESTAURANTS INC.
                                  INDEX
                                                                   Page

ARTICLE 1  The Loans. . . . . . . . . . . . . . . . . . . . . . . .
      1.1   The Loans . . . . . . . . . . . . . . . . . . . . . . .
      1.2   Over-advances . . . . . . . . . . . . . . . . . . . . .
      1.3   Interest. . . . . . . . . . . . . . . . . . . . . . . .
      1.4   Repayment and Prepayment. . . . . . . . . . . . . . . .
      1.5   Note and Loan Account . . . . . . . . . . . . . . . . .
      1.6   Manner of Payment . . . . . . . . . . . . . . . . . . .

ARTICLE 2  Conditions Precedent . . . . . . . . . . . . . . . . . .
      2.1   Conditions Precedent to Closing . . . . . . . . . . . .
      2.2   Conditions Precedent to Each Advance Subsequent
            to the Agreement Date . . . . . . . . . . . . . . . . .

ARTICLE 3  Representations and Warranties . . . . . . . . . . . . .
      3.1   Representations and Warranties. . . . . . . . . . . . .
      3.2   Survival of Representations and Warranties. . . . . . .

ARTICLE 4  General Covenants. . . . . . . . . . . . . . . . . . . .
      4.1   Preservation of Existence and Similar Matters . . . . .
      4.2   Compliance with Applicable Law. . . . . . . . . . . . .
      4.3   Maintenance of Properties . . . . . . . . . . . . . . .
      4.4   Insurance . . . . . . . . . . . . . . . . . . . . . . .
      4.5   Payment of Taxes and Claims . . . . . . . . . . . . . .
      4.6   Visits and Inspections. . . . . . . . . . . . . . . . .
      4.7   ERISA . . . . . . . . . . . . . . . . . . . . . . . . .
      4.8   Further Assurances. . . . . . . . . . . . . . . . . . .
      4.9   Use of Proceeds . . . . . . . . . . . . . . . . . . . .
      4.10  Additional Units. . . . . . . . . . . . . . . . . . . .

ARTICLE 5  Information Covenants. . . . . . . . . . . . . . . . . .
      5.1   Audited Annual Financial Statements and
            Information; Certificate of No Default. . . . . . . . .
      5.2   Monthly Financial Statements and Information. . . . . .
      5.3   Copies of Other Reports . . . . . . . . . . . . . . . .
      5.4   Notice of Litigation and Other Matters. . . . . . . . .

ARTICLE 6  Negative Covenants . . . . . . . . . . . . . . . . . . .
      6.1   Indebtedness. . . . . . . . . . . . . . . . . . . . . .
      6.2   Liquidation; Change in Ownership, Name, or Fiscal
            Year; Disposition or Acquisition of Assets. . . . . . .
      6.3   Liens . . . . . . . . . . . . . . . . . . . . . . . . .
      6.4   Guaranties. . . . . . . . . . . . . . . . . . . . . . .
      6.5   Investments . . . . . . . . . . . . . . . . . . . . . .
      6.6   Sales and Leasebacks. . . . . . . . . . . . . . . . . .
      6.7   Payment of Wages. . . . . . . . . . . . . . . . . . . .
      6.8   Material Events . . . . . . . . . . . . . . . . . . . .

ARTICLE 7  Default. . . . . . . . . . . . . . . . . . . . . . . . .
      7.1   Events of Default . . . . . . . . . . . . . . . . . . .
      7.2   Remedies. . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE 8  Miscellaneous. . . . . . . . . . . . . . . . . . . . . .
      8.1   Notices . . . . . . . . . . . . . . . . . . . . . . . .
      8.2   Expenses. . . . . . . . . . . . . . . . . . . . . . . .
      8.3   Waivers . . . . . . . . . . . . . . . . . . . . . . . .
      8.4   Set-Off . . . . . . . . . . . . . . . . . . . . . . . .
      8.5   Assignment. . . . . . . . . . . . . . . . . . . . . . .
      8.6   Counterparts. . . . . . . . . . . . . . . . . . . . . .
      8.7   Governing Law . . . . . . . . . . . . . . . . . . . . .
      8.8   Severability. . . . . . . . . . . . . . . . . . . . . .
      8.9   Interest and Charges. . . . . . . . . . . . . . . . . .
      8.10  Headings. . . . . . . . . . . . . . . . . . . . . . . .
      8.11  Pronouns. . . . . . . . . . . . . . . . . . . . . . . .
      8.12  Entire Agreement; Amendments. . . . . . . . . . . . . .
      8.13  Termination . . . . . . . . . . . . . . . . . . . . . .

ARTICLE 9  Definitions. . . . . . . . . . . . . . . . . . . . . . .

ARTICLE 10  Waiver of Jury Trial, Etc.. . . . . . . . . . . . . . .
      10.1  Consent to Venue. . . . . . . . . . . . . . . . . . . .
      10.2  Waiver of Jury Trial. . . . . . . . . . . . . . . . . .


                             LOAN AGREEMENT
                                 Between

                     TIAS, INC., a Texas corporation
                                   and

                       MORRISON RESTAURANTS INC.,
                         a Delaware corporation

         Agree as follows as of the 19th day of November, 1993:


                          ARTICLE 1  The Loans.

      Section 1.1 The Loans. The Lender agrees, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower, prior to the Maturity Date, amounts which in the aggregate principal amount do not exceed the Applicable Commitment.

      Section 1.2 Over-advances. If at any time the Loans exceed the Applicable Commitment, or any other applicable limitation set forth in this Agreement, such Loans shall nevertheless constitute Obligations that are secured by the Collateral and are entitled to all benefits thereof. In the event that the Lender, in its sole and absolute discretion, shall make any Loans which give rise to an Over-advance, Loans in an aggregate principal amount equal to such Over-advance shall be payable on demand.

      Section 1.3 Interest. The Borrower shall pay interest on the outstanding unpaid principal amount of the Loans until the Loans shall be due (whether at maturity, by reason of acceleration or otherwise) as provided in the Note.

      Section 1.4 Repayment and Prepayment. Subject to mandatory repayment events set forth herein, the principal amount of the Loans shall be repaid as provided in the Note. Loans may be repaid prior to the Maturity Date at any time without penalty.

      Section 1.5      Note and Loan Account.

            (a) The Loans shall be evidenced by the Note. The Note shall be issued by the Borrower to the Lender and shall be duly executed and delivered by one of the Authorized Signatories.

            (b) The Lender shall open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon. The Lender shall debit such loan account for accrued interest on the Loans, and shall credit such loan account for each payment on account of principal of or interest on the Loans.

      Section 1.6      Manner of Payment.

            (a) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans and any other amount owed to the Lender under this Agreement or the Note shall be made not later than 12:00 noon (Eastern time) on the date specified for payment under this Agreement to the Lender in lawful money of the United States of America in immediately available funds.

            (b) If any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

            (c) The Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder or under the Note without set-off or counterclaim or any deduction whatsoever.

            (d) Prior to the acceleration of the Loans under Section 7.2 hereof, if some but less than all amounts due from the Borrower are received by the Lender, the Lender shall apply such amounts to the Obligations in the following order of priority: (i) to the costs and expenses (including attorneys' fees and expenses), if any, incurred by the Lender in the collection of such amounts under this Agreement or any of the other Loan Documents; (ii) to the payment of interest then due and payable on the Loans; (iii) to the payment of all other amounts not otherwise referred to in this Section 1.6 then due and payable hereunder or under the other Loan Documents; and (iv) to the payment of principal then due and payable on the Obligations in such order as the Lender shall determine. Subsequent to the acceleration of the Obligations under Section 7.2 hereof, all amounts received from any source whatsoever by the Lender with respect to the Borrower shall be applied by the Lender to the Obligations in such manner as the Lender in its sole discretion elects.


                    ARTICLE 2  Conditions Precedent.

      Section 2.1 Conditions Precedent to Closing. The obligation of the Lender to make the initial Advance of the Loans is subject to the fulfillment of each of the following conditions prior to or contemporaneously with the making of the initial Advance of the Loans:

            (a) The Lender shall have received each of the following, in form and substance satisfactory to the Lender: (i) copies of a preliminary lien search and report conducted with respect to the Borrower, which search and report shall include a review of all Uniform Commercial Code indices, tax lien records, general execution dockets, and plaintiff/defendant pending case tables as filed and recorded in the records of the applicable public office in each jurisdiction in which the Borrower may own assets or do business; (ii) a completed Loan Certificate on behalf of the Borrower; (iii) the duly executed Note;
      (iv) the duly executed Security Agreement; (v) the duly executed Company Option Agreement; (vi) the duly executed Shareholder Option Agreement; (vii) acknowledgment copies evidencing the appropriate filing of all Uniform Commercial Code financing statements required to be filed in connection with the perfection of the Lender's security interest in the Collateral; (viii) copies of insurance binders or certificates covering the Collateral, naming the Lender as loss payee and meeting the requirements of Section 4.4 hereof; (ix) audited financial statements for the Borrower for the fiscal year ended December 31, 1992, and unaudited financial statements for the Borrower for the period ended September 30, 1993; (x) the Opinion of Counsel;
      (xi) the duly executed Trademark Security Agreement; (xii) the duly executed Stock Pledge and Security Agreement, together with undated stock powers relating to the shares pledged thereby and executed in blank by the appropriate pledgor; (xiii) certified copy of the articles of incorporation of the Borrower certified by the secretary of state of the state of the Borrower's incorporation; (xiv) certified copy of the By-Laws of the Borrower, certified by the secretary of the Borrower to be true and correct and demonstrating the amendment of such By-Laws as authorized by the resolution of the directors of the Borrower attached as Schedule 11 hereto; (xv) a duly executed Request for Advance; (xvi) a duly executed Intercreditor Agreement; (xvii) a duly executed Right of First Refusal; and (xviii) the Lender shall have received evidence reasonably satisfactory to it that all Necessary Authorizations have been obtained or made, are in full force and effect, and are not subject to any pending or threatened reversal or cancellation;

            (b) All of the representations and warranties of the Borrower under this Agreement shall be true and correct in all material respects, and the Lender shall have received a certificate to that effect signed by an Authorized Signatory of the Borrower and dated the Agreement Date;

            (c) The Lender shall have received reasonable evidence, in summary form, that any requested Advance relates to Approved Project Expenses and all such other documents as the Lender may reasonably request.

      Section 2.2 Conditions Precedent to Each Advance Subsequent to the Agreement Date. The obligation of the Lender to make each Advance is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

            (a) Approved Project Expenses shall be determined with respect to the Unit or Units for which the Advance is requested.

            (b) All of the representations and warranties of the Borrower under this Agreement, which, pursuant to Section 3.2 hereof are made at and as of the time of such Advance, shall be true and correct in all material respects at such time, both before and after giving effect to the Advance, and the Lender shall have received a certificate to that effect from an Authorized Signatory of the Borrower;

            (c) There shall not exist, as of the date of the making of the Advance and after giving effect thereto, a Default or an Event of Default hereunder, and the Lender shall have received a duly executed Request for Advance so stating; and

            (d) The Lender shall have received reasonable evidence, in summary form, that the requested Advance relates to Approved Project Expenses and such other documents or opinions in connection with the Advance as the Lender may reasonably request.


               ARTICLE 3  Representations and Warranties.

      Section 3.1 Representations and Warranties. The Borrower hereby represents and warrants as follows and agrees that the following representations and warranties shall survive the execution and delivery hereof by the Lender or the making of the Loans under this Agreement:

            (a) Organization; Power; Qualification. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, has the power and authority, to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and is duly qualified and is in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

            (b) Authorization; Enforceability. The Borrower has the corporate power and has taken all necessary corporate action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower, and is, and each of the other Loan Documents to which Borrower is a party is, a legal, valid, and binding obligation of the Borrower, enforceable in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally, and except that the availability of certain remedies may be limited by the effect of general principles of equity, whether applied by a court of law or equity.

            (c) Subsidiaries. The Borrower has no Subsidiaries other than Tias Beverage Company, a Texas corporation, forty percent (40%) of the outstanding common stock of which is owned by the Borrower and the balance of which is owned by Lavine.

            (d) Capital Stock and Related Matters. The authorized capital stock of the Borrower consists of Nine Million Six Hundred Thousand Six Hundred (9,600,600) shares of common stock, $0.01 par value per share, of which Two Million Seven Hundred Twenty-Five Thousand (2,725,000) shares are currently issued and outstanding as of the Agreement Date and are fully paid and non-assessable and Five Million Six Hundred Thousand and Six Hundred (5,600,600) shares of Series A Preferred Stock, $0.01 par value per share, of which Two Million (2,000,000) shares are currently issued and outstanding as of the Agreement Date and are fully paid and non-assessable. All of such issued and outstanding shares are owned or held of record as of the Agreement Date as shown on Schedule 1 attached hereto, and are not subject to any Liens or other rights except as set forth on Schedule 1. As of the Agreement Date, except for the option granted to the Lender pursuant to the Company Option Agreement and the Shareholder Option Agreement, there are no options, warrants, purchase agreements, put agreements, call agreements or any other agreements to which the Borrower is a party which relate to or affect, the purchase or sale of the capital stock of the Borrower, except as otherwise set forth on Schedule 2 hereto.

            (e) Compliance with Laws, Other Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws of the Borrower or under any indenture, agreement, or other instrument to which the Borrower or any Shareholder is a party or by which they or any of their respective properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any Shareholder except Permitted Liens.

            (f)  Necessary Authorizations.  The Borrower and each
      Shareholder have secured all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect and not subject to any pending attack or revocation.

            (g) Title to Properties. The Borrower has good, marketable, and legal title to, or a valid leasehold interest in, all of its material properties and assets, and none of such properties or assets is subject to any Liens other than Permitted Liens. Schedule 3 attached hereto sets forth each lease or rental agreement to which the Borrower is a party as of the Agreement Date, identifying the title of such documents, the parties thereto, the property to which such document relates, the date of execution and referring to each material amendment or waiver thereto.

            (h) Taxes. All federal, state, and other tax returns of the Borrower required by law to be filed have been duly filed, and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and any of its properties, income, profits, and assets, which are due and payable, have been paid, except any such the payment of which the Borrower is contesting in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Borrower to the extent required by GAAP.

            (i) Financial Statements. As of the Agreement Date, the Borrower has furnished, or caused to be furnished, to the Lender financial statements for the Borrower which present fairly in all material respects in accordance with GAAP, except for notes and disclosures and year-end adjustments, the financial position of the Borrower as at September 30, 1993, and the results of operations for the period then ended.

            (j) No Adverse Change. Since September 30, 1993, there has occurred no event which would have a Materially Adverse Effect.

            (k) Liabilities, Litigation, etc. Except for liabilities incurred in the normal course of business, the Borrower has no material (individually or in the aggregate) liabilities, direct or contingent, nor any litigation, to the knowledge of Borrower (pending or threatened) as of the Agreement Date except as disclosed or referred to in the financial statements referred to in Section 3.1(i) above or
      Schedule 4 hereto.

            (l) ERISA. The Borrower and each ERISA Affiliate and each of their respective Plans are in material compliance with ERISA and the Code, and neither the Borrower nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. Except as may be otherwise disclosed in a signed letter by the Borrower to the Lender dated as of the Agreement Date, the Borrower and each of its ERISA Affiliates have complied in all material respects with all requirements of ERISA Sections 601 through 608 and Code Section 4980B. Neither the Borrower nor any of its ERISA Affiliates has made any promises of retirement or other benefits to employees, except as set forth in the Plans. The Borrower has not incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any such Plan. The assets of each such Plan which is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefit liabilities" (as defined in ERISA Section 4001(a)(16), due under the Plan upon termination. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of the Borrower or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to the penalty or tax on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code. Neither the Borrower nor any of its ERISA Affiliates is a participant in or is obligated to make any payment to a Multiemployer Plan.

            (m) Compliance with Regulations G, T, U, and X. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and the Borrower does not own or presently intend to acquire, any "margin security" or "margin stock" as defined in Regulations G, T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulations G, T, U, and X.

            (n)  Solvency.  The Borrower is Solvent.

            (o) Name and Location of Chief Executive Office of Borrower. The Borrower has not changed its name within the preceding five (5) years from the Agreement Date, and has not transacted business under any other name or trade name except as set forth on Schedule 5 hereto. As of the Agreement Date, the Borrower's chief executive office and Federal employer identification number are set forth in the Security Agreement.

            (p) Environmental Matters. Except as would not, individually or in the aggregate, have a Materially Adverse Effect, and except as is described on Schedule 6 attached hereto with respect to each of the
      Properties:

                 (i) The Properties do not contain, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that have given or are reasonably expected to give rise to liability under Environmental Laws.

                (ii) The Properties and all operations and facilities at the Properties are in compliance in all material respects with all Environmental Laws, and there is no contamination or violation of any Environmental Law which has given or reasonably is expected to interfere with the continued operation of any of the Properties or impair the financial condition of the Borrower.

               (iii) The Borrower has not received from any governmental authority any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, nor is the Borrower aware that any governmental authority is contemplating delivering to the Borrower any such notice. To the knowledge of Borrower, there has been no pending or threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of the Properties.

                (iv) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties by the Borrower in violation of any Environmental Laws or in a manner that has given or could reasonably be expected to give rise to liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties by the Borrower to any other location in violation of any Environmental Laws or in a manner that has given or could reasonably be expected to give rise to liability under Environmental Laws.

                 (v) There are no governmental administrative actions or judicial proceedings pending under any Environmental Law to which the Borrower is a party with respect to any of the Properties obligating the Borrower, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements obligating the Borrower outstanding under any Environmental Law with respect to any of the Properties.

                (vi) There has been no release or threat of release by the Borrower of Hazardous Materials into the environment at or from any of the Properties, or arising from or relating to the operations of the Borrower, in violation of Environmental Laws or in amounts that has given or could reasonably be expected to give rise to liability under Environmental Laws.

            (q) OSHA. All of the Borrower's operations are conducted in substantial compliance with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

            (r) Representations and Warranties Relating to Equipment. With respect to all Equipment, the Borrower hereby warrants and represents that:

                 (i) The Equipment is in good operating condition and repair, ordinary wear and tear excepted, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, ordinary wear and tear excepted, and except for items in repair and which are obsolete; and

                (ii) The Borrower will not permit any of the Equipment to become affixed to any real property leased to the Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real property has executed a landlord waiver or leasehold mortgage in favor of the Lender, and the Borrower will not permit any of the Equipment to become an accession to any personal property other than Equipment subject to first priority Liens in favor of the Lender or Permitted Liens.

           (s) Banking Relationships. Except as set forth on Schedule 7 hereto, identifying the institution, account balance, account number and type of account, the Borrower maintains no checking accounts, deposit accounts, cash maintenance accounts or other banking relationships as of the Agreement Date.

           (t) Borrower's Operations. As of the Agreement Date, the Borrower operates eleven (11) Units, the mailing address, county, state and general manager of each of which are set forth on Schedule 8 hereto.

      Section 3.2 Survival of Representations and Warranties. All representations or warranties made under this Agreement shall be deemed to be made, and shall be true and correct in all material respects, at and as of the Agreement Date and (except to the extent a representation or warranty is stated to be as of the Agreement Date) the date of each Advance.


                      ARTICLE 4  General Covenants.

      So long as any of the Obligations is outstanding and unpaid or the Lender has an obligation to make Advances hereunder, and unless the Lender shall otherwise consent in writing:

      Section 4.1 Preservation of Existence and Similar Matters. The Borrower will (a) preserve and maintain its existence and all Necessary Authorizations and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization.

      Section 4.2 Compliance with Applicable Law. The Borrower will comply with the requirements of all Applicable Law, except where the non-compliance with such would not have a Materially Adverse Effect.

      Section 4.3 Maintenance of Properties. The Borrower will maintain or cause to be maintained in the ordinary course of business consistent with past practices, in good repair, working order, and condition all properties (including, without limitation, the Equipment) used or useful in its business (whether owned or held under lease), ordinary wear and tear excepted, and from time to time to make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

      Section 4.4     Insurance.  The Borrower will:

           (a) Maintain insurance including, but not limited to, public liability insurance from responsible companies in such amounts and against such risks as shall be reasonably acceptable to the Lender;

           (b) Keep the Collateral insured by insurers on terms and in a manner reasonably acceptable to the Lender against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosions, flood, and hazards insured against by extended coverage, and, with respect to any properties and assets located in a designated flood plain, flood insurance, all in amounts reasonably satisfactory to the Lender and all premiums thereon to be paid by the Borrower; and

           (c)   Require that each such insurance policy referred to in
      Section 4.4(b) above shall be provided to the Lender, shall name the Lender as additional loss payee to the extent of the Obligations, and shall provide for at least thirty (30) days' prior written notice to the Lender of any default under, termination of, or proposed cancellation of such policy. All such amounts paid in respect of such policy directly to the Lender shall be applied by it to the payment of any of the Obligations at the time due and payable as set forth in
      Section 1.6 hereof, or as otherwise required by law. If no Default or Event of Default shall then exist or be outstanding, Borrower shall be entitled to obtain and retain any insurance proceeds which are payable by virtue of damage to or destruction of property, provided such proceeds are used only to repair or replace such damaged or destroyed property.

      Section 4.5 Payment of Taxes and Claims. The Borrower will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and all lawful claims for labor, materials, and supplies which, if unpaid, would become a choate, vested or perfected Lien upon any of its properties; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books to the extent required by GAAP. The Borrower shall timely file all information returns required by federal, state, or local tax authorities.

      Section 4.6 Visits and Inspections. The Borrower will permit representatives of the Lender to visit and inspect the properties, books and records of the Borrower during normal business hours, make copies of such books and records and discuss with its principal officers its businesses, financial positions, and results of operations.

      Section 4.7 ERISA. The Borrower shall make, or cause to be made, timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to its and its ERISA Affiliates' Plans; promptly after the filing thereof, furnish to the Lender copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of it and its ERISA Affiliates; notify the Lender as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any such Plan which the Borrower believes would constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and furnish to the Lender, promptly upon the Lender's request therefor, such additional information concerning any such Plan as may be reasonably requested by the Lender.

      Section 4.8 Further Assurances. Upon the reasonable request of the Lender, the Borrower will promptly cure, or cause to be cured, defects in the creation and issuance of the Note and the execution and delivery of the Loan Documents resulting from any act or failure to act by the Borrower or any employee or officer thereof, and the perfection of any Liens in favor of the Lender, and shall execute any additional documents reasonably requested by the Lender in order to maintain the Lender's first priority perfected security interest in all of the Collateral, subject to Permitted Liens, including any property, real or personal hereafter acquired by Borrower.

      Section 4.9 Use of Proceeds. The Borrower shall use the proceeds of Advances hereunder for the payment of Approved Project Expenses and for no other purpose without the prior written consent of Lender.

      Section 4.10 Additional Units. With respect to (a) any real property acquired in fee by the Borrower at any time following the Agreement Date, the Borrower will execute such mortgages, deeds to secure debt or similar documents as may be necessary, in the sole discretion of the Lender, to convey to the Lender a first priority perfected security interest in such real property, subject to Permitted Liens, and (b) any real property first leased by the Borrower at any time following the Agreement Date, the Borrower will execute such collateral assignments as may be necessary, in the sole discretion of the Lender, to convey to the Lender a first priority perfected security interest in such lease, subject to Permitted Liens.


                    ARTICLE 5  Information Covenants.

      So long as any of the Obligations is outstanding and unpaid or so long as the Lender has any obligation to make Advances hereunder, and unless the Lender shall otherwise consent in writing, the Borrower will furnish or cause to be furnished to the Lender:

      Section 5.1 Audited Annual Financial Statements and Information; Certificate of No Default. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the balance sheets of the Borrower as of the end of such fiscal year and the related statements of income, retained earnings, and cash flow of the Borrower for such fiscal year, setting forth in comparative form the figures as of the end of and for the previous fiscal year and certified without qualifications, or with only such qualifications as shall be acceptable to the Lender, by Price Waterhouse or other independent certified public accountants of recognized standing reasonably satisfactory to the Lender, whose opinion shall include a statement certifying that no Default or Event of Default was detected during the examination of the Borrower, and who shall have authorized the Borrower to deliver such financial statements and opinion thereon to the Lender pursuant to this Agreement.

      Section 5.2 Monthly Financial Statements and Information. Within thirty (30) days after the last day of each month or similar fiscal period in each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such month or similar fiscal period and the related statements of income, retained earnings, and cash flow of the Borrower for such month or similar fiscal period and for the elapsed portion of the year ended with the last day of such month or similar fiscal period and certified by the chief financial officer of the Borrower, to, in his opinion, present fairly, in all material respects in accordance with GAAP, such statements of the Borrower as at the end of each period, subject only to normal year-end adjustments and without notes.

      Section 5.3     Copies of Other Reports.

           (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower by the Borrower's independent public accountants regarding the Borrower, including, without limitation, any management report prepared in connection with the annual audit referred to in Section 5.1 hereof; and

           (b) From time to time and promptly upon each request, such data, certificates, reports, plans, projections, statements, opinions of counsel, documents, or further information regarding the Collateral or the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower as the Lender reasonably may request.

      Section 5.4 Notice of Litigation and Other Matters. Prompt notice of the following events after Borrower has received notice thereof:

           (a) The commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator (i) against, or (ii) (to the extent known to the Borrower) in any other way relating adversely to, the Borrower or any of its assets or businesses;

           (b) Any material adverse change with respect to the business, assets, liabilities, financial position, results of operations, or business prospects of the Borrower other than changes in the ordinary course of business the effects of which have not had a Materially Adverse Effect;

           (c) Any Default or Event of Default or the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice (or both) would constitute a default by the Borrower under any material agreement other than this Agreement to which the Borrower is a party or by which its properties may be bound, giving in each case a reasonable description thereof and specifying the action proposed to be taken with respect thereto;

           (d) The occurrence of any Reportable Event or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of the Borrower or any of its ERISA Affiliates or the institution or threatened institution by the Pension Benefit Guaranty Corporation of proceedings under ERISA to terminate or to partially terminate any such Plan or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the Trustee of any such Plan with respect to such Plan; and

           (e) The occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in Sections 3.1(e), (g), (h), (l), (p) or (q) of this Agreement.


                     ARTICLE 6  Negative Covenants.

      So long as any of the Obligations is outstanding and unpaid or the Lender has any obligation to make Advances hereunder, and unless the Lender shall otherwise consent in writing:

      Section 6.1 Indebtedness. The Borrower will not create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness or liability on account of deposits or advances for borrowed money or for the deferred purchase price of any property or services, except the following (collectively, the "Permitted Indebtedness"):

           (a)   Indebtedness under this Agreement and the other Loan
      Documents;

           (b) Trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money;

           (c) Indebtedness expressly subordinated to the Indebtedness owed to the Lender hereunder and under the other Loan Documents upon terms approved in advance by the Lender, in writing;

           (d) Indebtedness existing on the Agreement Date and all renewals and extensions thereof which do not increase the principal amount outstanding on the date hereof;

           (e) Indebtedness consisting of accrued dividends with respect to the Series A Preferred Stock;

           (f) From and after the date on which the Approved Project Expenses paid or committed shall be not less than $8,000,000, and provided no Event of Default then exists or would be caused thereby, the Borrower may incur additional Indebtedness, subject to the Right of First Refusal, so long as such additional Indebtedness is incurred solely for the purpose of Project Expenses; and

           (g) With respect to any Permitted Indebtedness of the kind described in Section 6.1(f) hereof, which Permitted Indebtedness is secured by Permitted Liens, the Lender agrees to execute any releases or similar documents reasonably requested to confirm such third party lender's claim to such Permitted Liens.

      Section 6.2 Liquidation; Change in Ownership, Name, or Fiscal Year; Disposition or Acquisition of Assets. The Borrower shall not, at any time:

           (a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or sell, lease, abandon, transfer, or otherwise dispose of all or any substantial part of its assets, property or business;

           (b) Become a partner or joint venturer with any third party other than Tias Beverage Company;

           (c) Acquire (i) all or any substantial part of the assets, property or business of, or (ii) any assets that constitute a division or operating unit of the business of, any other Person, except for Approved Project Expenses or the assets or stock of Tias Beverage Company;

           (d)   Merge or consolidate with any other Person;

           (e)   Change its corporate name;

           (f)   Create any Subsidiary;

           (g) Change its fiscal year-end from December 31, except for a year ending on the Sunday nearest December 31;

           (h) Sell, issue or issue any warrants or options to obtain any shares of capital stock of the Borrower, except (i) to the Lender pursuant to the Company Option Agreement, (ii) as permitted by Exhibit A to the Company Option Agreement, (iii) pursuant to a public offering of any capital securities of the Borrower which public offering shall result in net proceeds (after deducting from the gross proceeds thereof all commissions, fees, discounts and expenses of such offering) to the Borrower of not less than Twelve Million Dollars ($12,000,000), (iv) stock options to employees of the Borrower pursuant to the Incentive Stock Option Plan, and (v) the issuance of common stock upon the conversion of Series A Preferred Stock or the exercise of outstanding options or warrants or options which may be granted pursuant to the Incentive Stock Option Plan;

           (i) Cease to operate the Units according to the Tia's Format except for the closing of Units in the ordinary course of business; or

           (j) Sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of the Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to
      (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is more, of $100,000 or less, or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, and the replacement Equipment shall be free and clear of Liens other than Permitted Liens.

      Section 6.3 Liens. The Borrower will not create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

      Section 6.4 Guaranties. The Borrower will not at any time enter into or Guaranty, or assume, be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) obligations under agreements to indemnify persons or entities which have issued bid or performance bonds or letters of credit in the ordinary course of business of the Borrower securing performance by the Borrower of activities permissible hereunder,
(b) obligations under agreements of the Borrower entered into in connection with the acquisition of services, supplies, and equipment by the Borrower in the ordinary course of business of the Borrower, (c) any Guaranty in favor of the Lender, and (d) the reimbursement of ordinary business expenses incurred by employees.

      Section 6.5 Investments. The Borrower will not make any loan, advance, or otherwise acquire for consideration evidences of Indebtedness, capital stock, partnership interests or other securities of or equity interests in any third party, except that the Borrower may purchase or otherwise acquire and own, (a) marketable, direct obligations of the United States of America and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $250,000,000, and (ii) conduct substantially all of its business in the United States of America, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated "P-1" or better by Moody's Investors Service, Inc., or "A-1+" or better by Standard & Poor's Corporation, (c) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a United States national or state bank having deposits totaling more than $250,000,000, and whose short-term debt is rated "P-1" or better by Moody's Investors Service, Inc. or "A-1+" or better by Standard & Poor's Corporation and (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or
(ii) commercial bank-insured money market funds, or any combination of investments described in clauses (i) and (ii). Notwithstanding the foregoing, however, the Borrower may repurchase the stock of employees subject to the Incentive Stock Option Plan and advance funds to employees for ordinary travel and business expenses.

      Section 6.6 Sales and Leasebacks. The Borrower will not enter into, any arrangement, directly or indirectly, with any third party whereby the Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby the Borrower shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower intends to use for substantially the same purpose or purposes as the property sold or transferred.

      Section 6.7 Payment of Wages. The Borrower shall at all times comply, in all material respects, with the requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provision of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

      Section 6.8 Material Events. Except with the prior written consent of the Lender, the Borrower will not:

           (a) cause the annual salary of Larry Lavine to exceed the sum of One Hundred Sixty-Seven Thousand Five Hundred and No/100 Dollars ($167,500.00);

           (b) acquire or develop any additional restaurant units or select any sites for Additional Units;

           (c) acquire or dispose of any assets in a single transaction, or in a series of related transactions, having a value, in the aggregate, of more than $100,000;

           (d) issue any shares of capital stock or any warrants, options or other rights to acquire the same, other than pursuant to a public offering of the kind described in Section 2(a)(ii) of the Shareholder Option Agreement or as permitted by Section 6.2(h);

           (e) declare or pay any dividend with respect to any class of capital stock of the Borrower (other than with respect to the Series
      A Preferred Stock), or repurchase or redeem any capital stock or other securities of the Borrower, other than redemptions of stock issued upon exercise of employee stock options granted pursuant to the Incentive Stock Option Plan of the Borrower;

           (f) incur any Indebtedness (other than any accrued dividends with respect to the Series A Preferred Stock) in excess of $100,000, except as otherwise permitted by Section 6.1;

           (g) enter into any transaction with any Affiliate or Shareholder of the Borrower, or any Affiliate of such Shareholder, other than the Loan Documents and the agreements recited or permitted therein and existing agreements with Affiliates;

           (h)   create any Subsidiary; or

           (i) amend the Articles of Incorporation or Bylaws of the Borrower.


                           ARTICLE 7  Default.

      Section 7.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

           (a) Any representation or warranty made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect when made;

           (b) The Borrower shall default in (i) the payment of any interest under the Note which default shall remain uncured after 10 days' notice or (ii) any payment of principal under the Note when due;

           (c) The Borrower shall default in the performance or observance of any agreement or covenant contained in Article 6 hereof;

           (d) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 7.1, and such Default shall not be cured to the Lender's reasonable satisfaction within a period of thirty (30) days after notice thereof by the Lender to the Borrower;

           (e) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement), which shall not be cured within any applicable grace period set forth therein, or the Borrower shall in any way challenge, or any proceedings shall in any way be brought to challenge (and, in the case of a proceeding brought by someone other than the Borrower, shall continue unstayed for a period of thirty (30) days), the prior and perfected status of the Lender's security interest with respect to the Collateral subject to Permitted Liens or the validity or enforceability of such security interest;

           (f) There shall be entered a decree or order by a court having jurisdiction in the premises constituting an order for relief in respect of the Borrower under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of the Borrower and any such decree or order shall continue in effect for a period of forty-five (45) consecutive days;

           (g) The Borrower shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or of any substantial part of its properties, or the Borrower shall fail generally to pay its debts as such debts become due, or the Borrower shall take any corporate action in furtherance of any such action;

           (h) A final judgment shall be entered by any court against the Borrower for the payment of money which exceeds $100,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower which, together with all other such property of the Borrower subject to other such process, exceeds in value $100,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

           (i) Lavine shall terminate his employment with the Borrower or Lavine shall die or become permanently disabled (provided, however, that Borrower's termination of Lavine's employment shall not be deemed to be a default hereunder);

           (j)   Any event shall occur which has a Materially Adverse
      Effect;

           (k) There shall be at any time any "accumulated funding deficiency," as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower or any of its ERISA Affiliates, or to which the Borrower or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan; or the Borrower or any of its ERISA Affiliates shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of its ERISA Affiliates shall engage in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to the tax or penalty on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code; or the Borrower or any of its ERISA Affiliates shall enter into or become obligated to contribute to a Multiemployer Plan;

           (l) Any Loan Document or provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any of its Subsidiaries, or by any governmental authority having jurisdiction over the Borrower, or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Subsidiaries, shall deny that it has any liability or any obligation for the payment of principal or interest purported to be created under any Loan Document; or

           (m) Tias Beverage Company shall take any action which would impair the ability of the Borrower to conduct its business.

      Section 7.2 Remedies. If an Event of Default shall have occurred and shall be continuing, the Lender shall have the right and option, in its sole discretion, to do any one or more of the following:

           (a) Terminate the Commitment, declare the principal of and interest on the Loans and the Note, all other amounts owed under this Agreement or the Note, and all other Obligations to be forthwith due and payable whereupon all such amounts shall immediately become absolute and due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding;

           (b) Exercise all of the rights granted to it under the Loan Documents upon the occurrence of any Default or Event of Default; and

           (c) Exercise all rights and remedies available to it at law or in equity.


                        ARTICLE 8  Miscellaneous.

      Section 8.1     Notices.

           (a) All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the postmarked date thereof and, if telecopied, shall be followed forthwith by letter and shall be deemed to have been received on the next Business Day following dispatch and acknowledgment of receipt by the recipient's telecopy machine. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered and received. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

              (i)     If to the Borrower, to it at:

                      Tias, Inc.
                      4600 Greenville Avenue
                      Suite 160
                      Dallas, Texas  75206
                      Attn:  Mr. Frank Sbordone

                      Telecopy No.: (214) 739-5222

                      with a copy to:

                      Gardere & Wynne, L.L.P.
                      1601 Elm Street
                      Suite 3000
                      Dallas, Texas  75201
                      Attn:  Richard A. Tulli, Esq.

                      Telecopy No.: (214) 999-4667

             (ii)     If to the Lender, to it at:

                      Morrison Restaurants Inc.
                      4721 Morrison Drive
                      P.O. Box 160266
                      Mobile, Alabama  36625-0001
                      Attn:  Pfilip G. Hunt, Esq.
                           Senior Vice President,
                           General Counsel and Secretary
                      Telecopy No.: (205) 344-9513

                      with a copy to:

                      Powell, Goldstein, Frazer & Murphy
                      191 Peachtree Street, N.E.
                      16th Floor
                      Atlanta, Georgia  30303
                      Attn:  Thomas R. McNeill, Esq.
                      Telecopy No.: (404) 572-6999

           Persons receiving copies of notices hereunder need only receive copies of notices sent pursuant to Article 7 hereof.

           (b) Any party hereto may change the address to which notices shall be directed under this Section 8.1 by giving ten (10) days' written notice of such change to the other parties.

      Section 8.2     Expenses.  The Borrower will promptly pay:

           (a) Upon closing of this Agreement, fifty percent of all out-of-pocket expenses of the Lender and the Borrower in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Note, and the other Loan Documents, including all post-closing matters, and the transactions contemplated hereunder and thereunder and the making of the Loan hereunder including, but not limited to, recording fees, and intangible, documentary stamp and other taxes and the reasonable attorneys' fees and disbursements of counsel for the Lender and the Borrower;

           (b) All out-of-pocket expenses of the Lender in connection with the administration of the Loan and the Loan Documents in accordance with the provisions thereof, the restructuring, refinancing and "work-out" of the transaction herein contemplated, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lender relating to this Agreement or the other Loan Documents, including, but not limited to, the reasonable attorneys' fees and disbursements of counsel for the Lender, wire transfer fees and post-closing filing fees; and

           (c) All costs and out-of-pocket expenses of obtaining performance under this Agreement or the other Loan Documents and all costs and out-of-pocket expenses of collection if default is made in the payment of the Note, which in each case shall include reasonable fees and expenses of counsel for the Lender.

      Section 8.3 Waivers. The rights and remedies of the Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by the Lender in exercising any right shall operate as a waiver of it. Any waiver or indulgence granted by the Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lender at variance with the terms of this Agreement such as to require further notice by the Lender of the Lender's intent to require strict adherence to the terms of this Agreement in the future.

      Section 8.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Lender and any subsequent holder of the Note are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person, any such notice being hereby expressly waived, to set-off, to appropriate and to apply any other Indebtedness at any time held or owing by the Lender or such holder to or for the credit or the account of the Borrower, as the case may be, against and on account of the obligations and liabilities of the Borrower, as the case may be, to the Lender or such holder under this Agreement, the Note, and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Note, or any other Loan Document, irrespective of whether or not (a) the Lender or the holder of the Note shall have made any demand hereunder or (b) the Lender shall have declared the principal of and interest on the Loan and the Note and other amounts due hereunder to be due and payable as permitted by Section 7.2 hereof and although said obligations and liabilities, or any of them, shall be contingent or unmatured.

      Section 8.5     Assignment.

           (a) Neither the Borrower nor the Lender may assign or transfer any of their respective rights or obligations hereunder or under the Note without prior written consent.

           (b) Except as specifically set forth in Section 8.5(b) hereof, nothing in this Agreement or the Note, expressed or implied, is intended to or shall confer on any person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy, or other claim under this Agreement or the Note.

      Section 8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

      Section 8.7 Governing Law. The laws of the State of Alabama (other than its conflict-of-laws principles) shall govern the validity or enforceability and the interpretation or construction of all of the provisions of this Agreement and the Note and all issues hereunder and thereunder, including (without limitation) the determination of the maximum lawful rate of interest that may be contracted for, charged or received with respect to the Loans.

      Section 8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 8.9 Interest and Charges. The Borrower and the Lender hereby agree that (a) the only charge imposed by the Lender upon the Borrower for the use of money in connection with the Loans is and shall be the interest expressed herein, as provided in the Note and (b) all other charges imposed by the Lender upon the Borrower in connection with the Loans, including, without limitation, default and late charges, are and shall be deemed to be charges made to compensate the Lender for administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by the Lender in connection with the Loans, and shall under no circumstances be deemed to be charges for the use of money. All charges referred to in herein shall be fully earned when due and non-refundable when paid.

      Section 8.10 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

      Section 8.11 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

      Section 8.12 Entire Agreement; Amendments. This Agreement and the other Loan Documents represent the entire agreement between the Borrower and the Lender with respect to the subject matter of this transaction. No amendment or modification of the terms and provisions of this Agreement shall be effective unless in writing and signed by the Lender and the Borrower.

      Section 8.13 Termination. This Agreement shall terminate upon the satisfaction of all the Obligations of the Borrower (excluding any Obligation arising under the Shareholder Option Agreement, the Company Option Agreement, the Right of First Refusal Agreement, the Voting Agreement, and the Amended and Restated Agreement to Defer Dividends).


                         ARTICLE 9  Definitions.

      For the purposes of this Agreement:

      "Additional Units" shall mean, collectively, those Units at any time in operation, other than those Units in operation on the Agreement Date; and "Additional Unit" shall refer to any one of the foregoing Additional Units.

      "Advance" shall mean amounts of the Loans advanced by the Lender to the Borrower pursuant to the terms hereof on the occasion of any borrowing.

      "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Borrower.

      "Agreement" shall mean this Agreement.

      "Agreement Date" shall mean the date as of which this Agreement is dated.

      "Applicable Commitment" shall mean (a) from and after the Agreement Date but before the Conversion Date the sum of Five Million and No/00 Dollars ($5,000,000.00) (the "Base Commitment") and (b) from and after the Conversion Date, (i) if the financial performance of the Borrower shall have met or exceeded the First Annual Goal as demonstrated by the applicable unaudited financial statements and profit and loss statements for the fiscal year of the Borrower then ended, certified by the chief financial officer of the Borrower, (A) the sum of Eight Million and No/00 Dollars ($8,000,000.00) less
(B) from and after the Option Exercise Date (as defined in the Company Option Agreement) the Option Exercise Price, (as defined in the Company Option Agreement), as may be paid or credited to the Borrower upon such exercise, and (ii) if the financial performance of the Borrower shall not have met or exceeded the First Annual Goal as demonstrated by such financial statements, the Base Commitment.

      "Applicable Law" shall mean in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it or its properties are bound.

      "Approved Project Expenses" shall mean those Project Expenses which
(a) have been approved by each member of the board of directors of the Borrower in a meeting duly held or by consent in lieu of a meeting and the copies of which resolutions or written consent actions have been provided to the Lender and (b) are acceptable to the Lender in the exercise of its reasonable discretion.

      "Authorized Signatory" shall mean such executive officers of the Borrower as may be duly authorized and designated in writing by the Borrower to execute documents, agreements, and instruments on behalf of the Borrower.

      "Borrower" shall mean Tias, Inc., a Texas corporation.

      "Business Day" shall mean a day on which the chief executive office of the Lender is open for the transaction of business required for this Agreement in Mobile, Alabama.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Collateral" shall mean and include all real and personal property of the Borrower, whether now owned or hereafter acquired by the Borrower or in which the Borrower has or hereafter acquires any interest with respect to which the Lender has, or is entitled to have, a security interest, assignment, lien, trust title, or security title pursuant to the terms of this Agreement, the Security Agreement, or any other Security Document.

      "Commitment" shall mean the obligation of the Lender to make Loans to the Borrower in the aggregate sum not exceeding the Applicable Commitment from time to time in effect.

      "Company Option Agreement" shall mean that certain Company Option Agreement of even date herewith between the Lender and the Borrower substantially in form of Exhibit F hereto.

      "Conversion Date" shall mean the date which is fourteen (14) days following the Lender's receipt of unaudited financial statements, certified by the chief financial officer of the Borrower with respect to the fiscal year of the Borrower ending on the First Anniversary, unless such date is not a Business Day, in which case the "Conversion Date" shall be the first Business Day immediately following such date.

      "Crosspoint" shall mean Crosspoint Venture Partners III, a California limited partnership.

      "Default" shall mean any of the events specified in Section 7.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

      "Environmental Laws" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

      "Equipment" shall mean all personal property, machinery, apparatus, equipment, fittings, furniture, trade fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description owned by the Borrower or in which the Borrower has an interest, whether now owned or hereafter acquire by the Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

      "ERISA Affiliate" shall mean any Person whose employees together with the employees of the Borrower are treated as employed by a single employer for purposes of Section 414 of the Code.

      "Event of Default" shall mean any of the events specified in Section
7.01 hereof, provided that any requirement for notice or lapse of time has been satisfied.

      "First Anniversary" shall mean January 1, 1995.

      "First Annual Goal" shall mean, with respect to the Borrower, as of the fiscal year ended nearest to the First Anniversary: (a) the profit and loss statement of the Borrower shall demonstrate financial performance in respect of revenues and pre-tax income not less than the projected results set forth in the pro forma financial statement attached hereto as Schedule 9; provided, however, that in measuring such financial performance, the Borrower and the Lender shall disregard the effect of any amount paid by the Borrower to Dean Witter Reynolds, Inc. not exceeding $350,000.00, and (b) the Borrower shall have placed in operation not less than three (3) Additional Units with respect to which either (i) the annualized gross revenues of each of the first three (3) Additional Units then in operation shall equal or exceed Two Million and No/00 Dollars ($2,000,000.00) or (ii) the annualized gross revenues of the first three (3) Additional Units then in operation, on the average, shall equal or exceed Two Million Two Hundred Fifty Thousand and No/00 Dollars ($2,250,000.00).

      "GAAP" shall mean, as in effect from time to time, generally accepted accounting principles consistently applied.

      "Guaranty" or "Guarantee", as applied to an obligation of another Person (each a "primary obligation"), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of such Person (the "primary obligor"), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

      "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof) defined or regulated as such in or under any Environmental Law.

      "Incentive Stock Option Plan" shall mean that certain Tias, Inc. 1990 Stock Option Plan adopted by the Board of Directors and Shareholders of the Borrower on March 23, 1990 and as duly modified and amended from time to time.

      "Indebtedness" shall mean, with respect to any Person, (a) all items, except items of partners' equity or capital stock or surplus or general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all direct or indirect obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, (c) to the extent not otherwise included, all obligations of other Persons which such Person has guaranteed, including but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person, and (d) to the extent not otherwise included, all capitalized lease obligations of such Person and all obligations of such Person with respect to leases constituting part of a sale and leaseback arrangement.

      "Intercreditor Agreement" shall mean that certain Intercreditor Agreement of even date herewith among the Lender, Crosspoint and Lavine, substantially in the form of Exhibit A hereto.

      "Lavine" shall mean Mr. Larry Lavine, an individual resident of Dallas County, Texas.

      "Lavine Employment Agreement" shall mean that certain Employment Agreement of even date herewith between the Borrower and Lavine substantially in the form of Exhibit I hereto.

      "Lease Obligation" shall mean any obligation of the Borrower as lessee under a lease for property, whether real or personal, services of any kind or any other lease of any kind.

      "Lender" shall mean Morrison Restaurants Inc., a Delaware corporation.

      "Lien" shall mean, with respect to any property, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

      "Loans" shall mean and include any and all loans and advances made by the Lender to or for the benefit of the Borrower hereunder or under any of the Loan Documents.

      "Loan Certificate" shall mean a corporate loan certificate of the Borrower substantially in the form of Exhibit B attached hereto, including applicable exhibits, schedules, and attachments thereto.

      "Loan Documents" shall mean this Agreement, the Note, the Security Agreement, the Company Option Agreement, the Shareholder Option Agreement, the Intercreditor Agreement and all other documents, agreements, certificates, reports, and instruments now or hereafter executed in connection herewith or contemplated hereby.

      "Materially Adverse Effect" shall mean any materially adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Borrower or upon the ability of the Borrower to perform any material obligations under this Agreement or any other Loan Document; in any case, whether resulting from any single act, omission, situation, status, event, or undertaking, or taken together with other such acts, omissions, situations, statuses, events, or undertakings.

      "Maturity Date" shall mean May 31, 1999 or such earlier date as payment of the Loan shall be due (whether by acceleration or otherwise).

      "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

      "Necessary Authorizations" shall mean all material authorizations, consents, approvals, permits, licenses and exemptions of, filings and registrations with, and reports to, all governmental and other regulatory authorities, whether federal, state, or local, and all agencies thereof (including, without limitation, any specific authorizations, licenses, franchises, etc.) that may be required for the due operation of the business of the Borrower and for the performance of the obligations of the Borrower and the Shareholders of the Borrower contemplated hereby.

      "Note" shall mean that certain promissory note of even date herewith in the original principal amount of $8,000,000 issued to the Lender by the Borrower, substantially in the form of Exhibit C attached hereto, and any other notes executed and delivered by the Borrower to the Lender hereunder, and any amendments, renewals or extensions of the foregoing.

      "Obligations" shall mean all payment and performance duties, liabilities, and obligations of the Borrower to the Lender, whether now existing or hereafter created, incurred, or arising, and whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, including without limitation, all liabilities now or at any time or times hereafter owing to the Lender.

      "Opinion of Counsel" shall mean the legal opinion of Gardere & Wynne, L.L.P., counsel to the Borrower, in the form and substance approved by the Lender and its counsel.

      "Over-advance" shall mean the extent to which Loans exceed the Applicable Commitment.

      "Permitted Indebtedness" is used herein as defined in Section 6.1 hereof.

      "Permitted Liens" shall mean, as applied to any Person, (a) Liens securing taxes, assessments, and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen, lessors or landlords for labor, materials, supplies, or rentals incurred in the ordinary course of business, but (i) in all cases only if payment shall not at the time be required to be made or are being contested in good faith in appropriate proceedings and (ii) in the case of warehousemen, lessors or landlords (other than landlords or lessors existing on the Agreement Date), only if such Liens are junior to the security interest and Liens granted and conveyed by the Borrower to secure the Obligations; (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance, or similar legislation; (c) Liens constituting encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on use of real property which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower; (d) Liens as of the Agreement Date described on
Schedule 1 and Schedule 10 attached hereto; and (e) Liens in favor of the Lender; (f) purchase money security interests which arise by operation of law for a period of ten (10) days after the inception thereof and limited to Liens on assets so purchased; and (g) Liens securing Permitted Indebtedness of the kind described in Section 6.1(f) hereof, providing such Liens extend only to assets of the Borrower pertaining to Additional Units not in operation as of the Agreement Date.

      "Person" shall mean an individual, corporation, partnership, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Plan" shall mean an employee benefit plan within the meaning of
Section 3(3) of ERISA or any other employee benefit plan maintained for employees of any Person or any Affiliate of such Person.

      "Project Expenses" shall mean those charges and expenses proposed to be incurred, and set forth in a detailed budget, by the Borrower in connection with the construction, planning and commencement of operations of any Additional Unit.

      "Properties" shall mean, all parcels of real property owned or operated by the Borrower; and "Property" shall mean any of the foregoing parcels.

      "Reportable Event" shall have the meaning set forth in Title IV of ERISA.

      "Request for Advance" shall mean any certificate signed by an Authorized Signatory requesting an Advance hereunder which will increase the aggregate amount of the Loans outstanding, which certificate shall be denominated a "Request for Advance," and shall be in substantially the form of Exhibit D attached hereto. Each Request for Advance shall, among other things, (a) specify the date of the Advance, which shall be a Business Day, the amount of the Advance, (b) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default or an Event of Default and (c) state that the requested Advance shall be used for the payment of Approved Project Expenses.

      "Right of First Refusal" shall mean that certain Right of First Refusal Agreement of even date herewith between the Borrower and the Lender.

      "Security Agreement" shall mean that certain Security Agreement of even date herewith between the Borrower and the Lender in the form of Exhibit E hereto.

      "Security Documents" shall mean any agreement or instrument whether now or hereafter in existence, and any filings, instruments, agreements, and other documents related thereto or to this Agreement, and providing the Lender with Collateral for the Obligations, including, without limitation, the Security Agreement and the Trademark Security Agreement.

      "Shareholders" shall mean Lavine, Crosspoint and Jack Lavine, and "shareholder" shall mean any one of the foregoing Shareholders, individually.

      "Solvent" shall mean, as to any Person, that such Person has capital reasonably sufficient to carry on its business and transactions in which it is about to engage and is able to pay its debts as they mature and owns property having a value, both at fair valuation and at present fair salable value, greater than or equal to the amount required to pay its debts.

      "Subsidiary" shall mean, as applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors (or other governing body), regardless of the existence at the time of a right of the holders of any class or classes (however designated) of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests is, at the time, owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

      "Tia's Format" shall refer to the format used by the Borrower for presenting and operating mid-market restaurants, using the name "Tia's," and featuring a menu consisting primarily of Mexican foods.

      "Trademark Security Agreement" shall mean that certain Trademark Security Agreement between the Lender and the Borrower of even date herewith substantially in the form of Exhibit H.

      "Units" shall refer, collectively, to each sales location of the Borrower in operation at any time in the Tia's Format; and "Unit" shall refer to anyone of the foregoing Units.

      "Voting Agreement" shall mean that certain Voting Agreement of even date herewith among the Lender and the Shareholders substantially in the form of Exhibit G hereto.

      Each definition of a document in this Article 9 shall include such document, as amended, modified, or supplemented from time to time with the prior consent of the Lender and, except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where restricted, reference to a party to a Loan Document includes that party and its successors and permitted assigns. All accounting terms used herein without definitions shall be used as defined under GAAP.


                 ARTICLE 10  Waiver of Jury Trial, Etc.

      Section 10.1 Consent to Venue. The Borrower hereby irrevocably waives any objection it would make now or hereafter for the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the state court of general jurisdiction in Mobile County, Alabama, or, at the election of the Lender, in the Southern District of Alabama of the federal courts of the United States of America, and hereby irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an incorrect forum.






      Section 10.2 Waiver of Jury Trial. THE BORROWER AND THE LENDER HEREBY AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, THE LENDER, OR ANY
OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 10.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.


BORROWER:                  TIAS, INC.,
                                 a Texas corporation


                                 By:  /s/ Frank B. Sbordone, Jr.
                                    Title:  Vice President



LENDER:                          MORRISON RESTAURANTS INC.,
                                 a Delaware corporation


                                 By:  /s/ Pfilip G. Hunt
                                    Title:  Sr. Vice President








22680373.W51
A04319.0119

                            November 19, 1993



Tias, Inc.
4600 Greenville Avenue
Suite 160
Dallas, Texas  75206

Gentlemen:

      The undersigned holder (the "Holder") of the Existing Indebtedness, as described and defined in the second paragraph of the Promissory Note that is Exhibit A hereto (the "Renewal Note"), of Tias, Inc., a Texas corporation (the "Company"), hereby agrees with the Company as follows:

      (a) The terms of the Original Note (as described and defined in the second paragraph of the Renewal Note) are hereby modified, renewed, and extended to be in accordance with the terms of the Renewal Note. The Renewal Note amends, restates, and supersedes in its entirety the Original Note.

      (b) The modification, renewal, and extension of the Existing Indebtedness do not constitute the cancellation or extinguishment of any of the Existing Indebtedness or any of the liens or security interests now securing the payment of the Existing Indebtedness.

      (c) Upon the substitution of the Renewal Note for the Original Note, the Loan Papers, as defined and used in the Loan Agreement (which is described and defined in the second paragraph of the Renewal
           Note) shall consist, on the date hereof, of the Loan Agreement, as amended hereby; the Renewal Note; the financing statement filed with the Secretary of State of Texas on March 23, 1990, as amended to reflect the assignment to the undersigned by the previous lender by a financing statement amendment on Form UCC-3 filed with the Secretary of State of Texas on December 23, 1991; and a financing statement on Form UCC-1 filed with the Secretary of State of Texas on April 3, 1992. The Holder also acknowledges that the Existing Indebtedness and his rights and remedies under the Loan Papers shall also be subject to the terms of the Intercreditor Agreement dated as of this date among the Company, the Holder, Morrison Restaurants Inc. ("MRI"), and Crosspoint Venture Partners III, which is being executed and delivered in connection with the Loan Agreement dated as of this date between the Company and MRI (the "MRI Loan Agreement").

      (d) The references to the Loan and to the Note in the Loan Agreement are hereby amended to be references to the Existing Indebtedness evidenced by the Renewal Note and to the Renewal Note, respectively.

      (e) All references in the Loan Agreement, whether on behalf of the Company or the Holder, to "4060 Greenville Avenue" are hereby amended to be references to "4600 Greenville Avenue."

      (f) All references in the Loan Agreement to the Operating Plan are hereby deleted and of no further force and effect, though any exceptions to covenants referring to the "ordinary course of business" in connection with the Operating Plan shall continue to the extent of the "ordinary course of business."

      (g) Sections 4.H, 5.A, 5.F, 6.G, and 6.H of the Loan Agreement are hereby terminated and of no further force and effect, and the Holder hereby waives any Default under the terms of this Loan Agreement which may now exist as the result of any noncompliance by the Company of any of those Sections of the Loan Agreement.

      (h) The Holder hereby (1) consents to the MRI Loan Agreement and the Company's consummation of the various transactions, and performance of its various obligations, contemplated by the MRI Loan Agreement and (2) waives any Default under the terms of the Loan Agreement which may exist or arise as the result of the foregoing.

      All references to the Holder in this letter agreement shall be deemed to include his heirs, legal representatives, successors, and assigns, and all covenants and agreements contained herein by the Holder shall be binding upon his heirs, legal representatives, successors and assigns.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas.


                                  /s/ Larry D. Lavine
                                 LARRY D. LAVINE


Agreed to by the Company:

TIAS, INC.


By:    /s/ Frank B. Sbordone, Jr.
      Frank B. Sbordone, Jr.
      Vice President-Finance
                                Exhibit A

                             PROMISSORY NOTE

$999,997.10                                           November 19, 1993


      FOR VALUE RECEIVED, Tias, Inc., a Texas corporation ("Maker"), hereby promises to pay to the order of Larry D. Lavine ("Payee"), at 4600 Greenville Avenue, Suite 160, Dallas, Dallas County, Texas 75206, the principal amount of Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Seven and 10/100 Dollars ($999,997.10), together with interest, as hereinafter described.

      This Note is a modification, extension, and renewal of the outstanding principal amount of the indebtedness of Maker to Payee (the "Existing Indebtedness") evidenced by a Promissory Note of Maker in favor of Payee dated September 20, 1991, in the original principal amount of Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Seven and 10/100 Dollars ($999,997.10) (the "Original Note"), that was executed and delivered pursuant to a Loan Agreement between Maker and Payee dated as of September 20, 1991 (as now existing, and as may hereafter be amended, the "Loan Agreement"). Maker hereby affirms that the Existing Indebtedness is outstanding and that it shall continue to be outstanding as modified, extended, and renewed in accordance with the terms of this Note and the Loan Agreement (including the amendments thereto set forth in a letter agreement dated November 19, 1993, between Maker and Payee). This Note does not cancel or extinguish any of the existing Indebtedness, but amends, restates and supersedes in its entirety the Original Note evidencing the Existing Indebtedness.

      The unpaid principal amount of this Note shall bear simple interest at a rate per annum of nine and three-quarters percent (9-3/4%), calculated on a basis of actual days elapsed and computed in accordance with the number of days in each calendar year. Accrued interest on the unpaid principal amounts of this Note shall be due and payable in monthly installments commencing on December 31, 1993, and continuing on the last day of each month thereafter until May 31, 1999, when all amounts under this Note shall be due and payable. At each interest payment date and at maturity (stated or by acceleration), the interest then payable shall be calculated from the date thereof on the principal amount hereof from day to day unpaid at the interest rate set forth above in this paragraph; provided, that (a) any interest previously paid shall be deducted from the interest then payable, and (b) the total interest payable through such date shall not exceed the Highest Lawful Rate (as defined below) over the then elapsed term hereof. All of the principal amount of this Note is due and payable on May 31, 1999. All of the unpaid principal amount of this Note, together with all interest accrued thereon, shall also be due and payable upon the sale of all or substantially all of the capital stock of Maker, including (without limitation) any consolidation or merger of Maker with and into any other entity.

      Maker may prepay all or any part of the principal or accrued interest at any time and from time to time, without premium or penalty. All partial prepayments shall be applied first to accrued and unpaid interest and then to principal.

      The holder hereof may declare the entire unpaid principal of and accrued interest on this Note immediately due and payable, without notice, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the holder hereof to Maker, or exercise any other right or remedy to which the holder hereby may be entitled by agreement at law, or in equity, upon a Default, as defined in the Loan Agreement. Each right and remedy available to the holder hereof shall be cumulative of and in addition to each other such right and remedy. No delay on the part of the holder hereof in the exercise of any right or remedy available to the holder hereof shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or exercise of any other such right or remedy. At the option of the holder hereof, all past-due principal and accrued interest shall, from maturity (stated or by acceleration) until paid, bear simple interest at a rate per annum equal to thirteen percent (13%).

      If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay court costs, reasonable attorneys' fees, and other costs of collection of the holder hereof.

      Regardless of any provision contained herein, the holder hereof shall never be entitled to receive, collect, or apply, as interest on this Note, any amount in excess of the Highest Lawful Rate, and, in the event the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal hereof is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Maker and the holder hereof shall, to the maximum extent permitted under applicable law, (a) treat all advances hereunder as but a single extension of credit, (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest,
(c) exclude voluntary prepayments and the effects thereof, and (d) "spread" the total amount of interest throughout the entire contemplated term hereof; provided, that if the principal hereof is paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, the holder hereof shall refund to Maker the amount of such excess, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate. As used herein, the term the "Highest Lawful Rate" means the maximum rate of interest (or, if the context so requires, an amount calculated at such rate) which the holder hereof is allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges made in connection with this Note. To the extent the laws of the State of Texas are applicable for purposes of determining the Highest Lawful Rate, such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, or, if permitted by applicable law and effective upon the giving of the notices required by such Article 1.04 (or effective upon any other date otherwise specified by applicable law), the "monthly ceiling," the "quarterly ceiling," or the "annualized ceiling" from time to time in effect under such Article 1.04, whichever the holder hereof shall elect to substitute for the "indicated rate ceiling," and vice versa, each such substitution to have the effect provided in such Article 1.04; and the holder hereof shall be entitled to make such election from time to time and one or more times and, without notice to Maker, to leave any such substitute rate in effect for subsequent periods in accordance with subsection (h)(1)g of such Article 1.04. Pursuant to Article 15.10(b) of Chapter 15, Title 79, Revised Civil Statutes of Texas, 1925, as amended, Maker and the holder hereof expressly agree that such Chapter 15 shall not govern or in any manner apply to this Note or to the indebtedness covered hereby.

      Maker and each surety, endorser, guarantor, and other party ever liable for payment of any part hereof jointly and severally waive presentment and demand for payment, protest, notice of intention to accelerate, and notice of protest and nonpayment, and agree that their liability on this Note shall not be affected by, and hereby consent to, any renewal or extension in the time of payment hereof, any indulgences, or any release or change in any security for the payment of this Note.

      THE VALIDITY, CONSTRUCTION, AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

                                      TIAS, INC.



                           By:    /s/ Frank B. Sbordone, Jr.
                                      Frank B. Sbordone, Jr.
                                      Vice President-Finance

20742511.W51

                            November 19, 1993




Tias, Inc.
4600 Greenville Avenue
Suite 160
Dallas, Texas  75206

Gentlemen:

      The undersigned holder (the "Holder") of the Existing Indebtedness, as described and defined in Paragraph 1 of the Promissory Note that is Exhibit A hereto (the "Renewal Note"), of Tias, Inc., a Texas corporation (the "Company"), hereby agrees with the Company as follows:

      (a) The Existing Indebtedness and all of its terms are hereby modified, renewed, and extended to be in accordance with the terms of the Renewal Note.

      (b) The Renewal Note, with the Security Documents, as described and defined in Paragraph 6 of the Renewal Note, are all of the agreements between the Company and the Holder relating to the Existing Indebtedness as modified, renewed, and extended.

      (c) The documents referred to in the preceding clause (b) of this letter agreement amend and restate in their entirety, and supersede, all prior instruments and other documents evidencing or governing the Existing Indebtedness as modified, renewed, and extended. Without limiting the generality of the foregoing, the Holder hereby acknowledges and agrees that the conversion rights and subordination provisions of the prior instruments and other documents evidencing or governing the Existing Indebtedness are hereby terminated and of no further force and effect.

      (d) The modification, renewal, and extension of the terms of the Existing Indebtedness and all of its terms do not constitute the cancellation or extinguishment of any of the Existing Indebtedness or any of the liens or security interests now securing the payment of the Existing Indebtedness; provided, however, that the Holder hereby acknowledges that the Assignment of Accounts by the Company in favor of the Holder and the Assignment of Accounts by Larry Lavine in favor of the Holder, both dated as of August 1, 1991, have previously been terminated.

      (e) The references to the Loan and to the Debenture in the Security Agreement, as described and defined in Paragraph 6 of the Renewal Note, are hereby amended to be references to the indebtedness evidenced by the Renewal Note and to the Renewal Note, respectively.

      (f) In light of the termination of the subordination provisions included in the prior instruments and other documents evidencing or governing the Existing Indebtedness, Section H of the Security Agreement is hereby deleted and of no further force and effect, and all references to the Senior Lender and the Senior Loan Documents in the Security Agreement are hereby deleted and of no further force and effect. Nevertheless, the Holder hereby acknowledges and agrees that the Existing Indebtedness and the Holder's rights and remedies under the Renewal Note and the Security Documents shall be subject to the terms of the Intercreditor Agreement dated as of this date among the Company, the Holder, Morrison Restaurants Inc. ("MRI"), and Larry Lavine, which is being executed and delivered in connection with the Loan Agreement dated as of this date between the Company and MRI (the "MRI Loan Agreement").

      (g) All references to Previous Security Interests in Section E.2 of the Security Agreement are hereby amended to be references to Permitted Liens as defined in the MRI Loan Agreement.

      (h) The Company shall have no further obligations to the undersigned under the Purchase Agreement, as described and defined in Paragraph 4(b) of the Renewal Note, except for the registration rights granted to the undersigned by the Company in Section 9.03 of the Purchase Agreement with respect to the Common Stock (as defined in the Purchase Agreement) purchased by the undersigned pursuant to the Purchase Agreement, but not with respect to the Conversion Shares or the Conversion Common Shares (both as defined in the Purchase Agreement), which have no further applicability because the Holder has no further conversion rights with respect to any of the Existing Indebtedness.

      (i) The references in the Security Agreement to events of default set forth in the Purchase Agreement are hereby modified to be references to the Events of Default set forth in Paragraph 4 of the Renewal Note.

      (j) The Holder hereby (1) consents to the MRI Loan Agreement and the Company's consummation of the various transactions, and performance of its various obligations, contemplated by the MRI Loan Agreement and (2) waives any Event of Default under the terms of the Renewal Note and the Security Agreement which may exist or arise as the result of the foregoing.

      All references to the Holder in this letter agreement shall be deemed to include its successors and assigns, and all covenants and agreements contained herein by the Holder shall be binding upon its successors and assigns.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      Renewal Note shall be modified to reflect the average interest rate currently earned on all Existing Indebtedness.

                                  CROSSPOINT VENTURE PARTNERS III



                                  By:    /s/ John B. Muford
                                        John B. Mumford
                                        General Partner


Agreed to by the Company:

TIAS, INC.


By:    /s/ Frank B. Sbordone, Jr.
      Frank B. Sbordone, Jr.
      Vice President-Finance

20742512.W51

                               PROMISSORY NOTE

                              November 19, 1993


     TIAS, INC., a Texas corporation (the "Company"), for value received, hereby promises to pay to the order of Crosspoint Venture Partners III, a California limited partnership ("Crosspoint"), the principal amount of One Million Five Hundred Twenty Thousand Five Hundred Three and 41/100 Dollars ($1,520,503.41) and interest on the unpaid balance of such principal amount at the rate specifiedbelow from the date hereof until the due date at the time or times and in the manner hereinafter provided.


      1. Modification and Renewal. This Note is a combination, modification, extension, and renewal of outstanding indebtedness of the Company to Crosspoint consisting of the following (collectively, the "Existing Indebtedness"): (a) the principal amount of Nine Hundred Ninety-Seven Thousand One Hundred Seventy and 33/100 Dollars ($997,170.33) evidenced by a Convertible Subordinated Debenture of the Company in favor of Crosspoint dated August 1, 1991, in the original principal amount of One Million One Hundred Ninety-Nine Thousand Dollars ($1,199,000) (the "Debenture"), (b) the principal amount of Two Hundred
Seventy Thousand Three Hundred Six and 58/100 Dollars
 ($270,306.58) evidenced by a Subordinated Promissory Note of the Company in favor of Crosspoint dated September 30, 1992, in the same principal amount (the "1992 Note"), (c) One Hundred Thousand Dollars ($100,000) advanced by
Crosspoint to the Company on February 25, 1993, which is not evidenced by any written payment instrument of the Company, but which has borne interest from the date of advancement through the date of this Note at the rate of fourteen percent (14%) per annum (the "Advance"), (d) all accrued interest payable to Crosspoint under the Debenture from October 1, 1992, through the date of this Note, (e) accrued interest payable to Crosspoint under the 1992 Note, and (f) all accrued interest payable to Crosspoint on the Advance from the date thereof through the date of this Note. The Company hereby affirms that the Existing Indebtedness is outstanding and that it shall continue to be outstanding as modified, extended, and renewed in accordance with the terms of this Note. This Note does not cancel or extinguish any of the Existing Indebtedness, but, with the Security Documents (as defined in Paragraph 6 of this Note), amends, restates, and supersedes the Debenture, the 1992 Note, and any other instrument or document evidencing or governing the Existing Indebtedness in their entirety.

      2. Interest and Payments. The underpaid principal sum of this Note shall bear simple interest at the rate of twelve and 61/100 percent (12.61%) per annum. Accrued interest on the unpaid principal amount of this Note shall be due and payable in monthly installments commencing December 31, 1993, and continuing on the last day of each month thereafter until May 31, 1999, when all amounts under this Note shall be due and payable. The principal amount of this Note shall be due and payable on May 31, 1999. All of the unpaid principal amount of this Note, together with all interest accrued thereon, shall also be due and payable upon the sale of all or substantially all of the capital stock of the Company. The principal of and interest on this Note shall be payable at the principal office of Crosspoint at One First Street, Los Altos, California 94022, or at such other address as Crosspoint or any other holder of this Note shall from time to time designate. At the option of the holder hereof, all past due principal and interest shall bear simple interest, from its due date or maturity (stated or by acceleration) until paid, at the rate of thirteen percent (13%) per annum.

    3. Prepayments. This Note may, at the option of the Company, be prepaid in whole or in part prior to maturity on any date by the payment of the principal amount of this Note to be prepaid, together with accrued interest to the prepayment date. The Company shall give the holder of this Note at least ten
(10) days' prior written notice of the Company's intent to prepay this Note, stating the prepayment date, the principal amount of this Note to be prepaid on the prepayment date, and the amount of interest to be paid to such holder on the prepayment date. The prepayment shall be in integral multiples of principal of One Thousand Dollars ($1,000), or if this Note is prepaid in full, in the amount of the unpaid principal balance hereof. The prepayment shall be applied first to accrued interest, then to the principal amount of this Note.

      4. Events of Default. If any of the following events (herein collectively called "Events of Default") shall occur:

      (a) the Company shall default in the payment of any principal of or interest on this Note when due and payable, whether at any stated due date or maturity or by acceleration or otherwise;

     (b) the Company shall default in the performance of or compliance with any covenant contained in the Security Agreement (as defined in Paragraph 6 of this Note) or in Section 9.03 of the Debenture and Common Stock Purchase Agreement dated as of August 1, 1991, between the Company and Crosspoint, as amended by the First Amendment to Debenture and Common Stock Purchase Agreement dated as of September 30, 1992, between the Company and Crosspoint (as so amended, the "Purchase Agreement"), other than any covenant the performance of or compliance with which has been waived in accordance with Paragraph 9 of this Note, and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Company by Crosspoint or the other holder hereof;

      (c) the company shall (i) permit its Articles of Incorporation or its Bylaws to be amended hereafter in a manner that materially affects the rights of or the benefits to Crosspoint arising from this Note or the Security Documents;
(ii) consolidate or merge with any other corporation or other entity unless the Company is the survivor thereof; or (iii) sell, lease, or otherwise dispose of all or substantially all of the properties and assets of the Company;

      (d) any material representation or warranty made by the Company in this Note shall prove to have been false or incorrect in any material respect on the date as of which made;

      (e) the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due; or an order for relief is entered, or deemed entered, against the Company under any provision of the U.S. Bankruptcy Code, as amended, pursuant to a petition filed by or on behalf of the Company; or the Company shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company; or the Company or its board of directors or shareholders shall take any action looking to the dissolution or liquidation of the Company;

      (f) within ninety (90) days after the commencement of any proceeding against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;
or, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

then, and in any such event, the holder hereof may at any time at its option, by written notice or notices to the Company, declare the entire unpaid principal amount of and accrued interest on this Note to be due and payable, whereupon the same shall forthwith mature and become due and payable without presentment, demand, protest or notice, notice of intention to accelerate or notice of acceleration, all of which are hereby waived.

      5. Remedies on Default, etc. The holder hereof, upon the occurrence and during the continuance of any Event of Default, may proceed to protect and enforce its rights by a suit in equity, action at law or other appropriate proceeding, including (but not limited to) the enforcement of any rights under any of the Security Agreements (as hereinafter defined), whether for the collection of amounts due under this Note (by acceleration or otherwise), for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms or provisions hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law. No course of dealing and no delay on the part of any holder of this Note in exercising any right shall operate as a waiver thereof or otherwise prejudice such holder's rights. No remedy conferred hereby upon any holder of this Note shall be exclusive of any other remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Upon the occurrence and during the continuance of an Event of Default, if this Note is placed in the hands of an attorney for collection (whether or not suit is filed) or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Company agrees to pay, in addition to all amounts then due hereunder, all expenses of collection, including (without limitation) reasonable attorneys' fees.

      6. Collateral. The full and complete payment of any and all amounts due under the terms of this Note shall be entitled to all of the benefits of the security interests in certain properties made and granted by all documents executed or used to create or evidence the liens and security interests in the property securing the payment of the Existing Indebtedness, consisting (as of this date) of the Security Agreement between the Company and Crosspoint dated asof August 1, 1991 (the "Security Agreement"), as amended by the letter agreement between the Company and Crosspoint dated as of November 19, 1993, and the financing statement by the Company and Crosspoint filed with the Secretary of State of Texas on April 27, 1992 (collectively with the Security Agreement (as now amended), the "Security Documents").

      7. Waivers of Demand, etc. The Company hereby waives presentment and demand for payment, protest and notice of protest, nonpayment, acceleration and intention to accelerate and agrees that liability hereunder or under any guaranty of payment hereof shall not be affected by any renewal or extension in time of payment hereof.

      8. Usury Savings. It is the intention of the parties hereto to comply with the usury laws of the State of Texas. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Note or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged, or received under this Note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Note shall be prepaid, so that under any of of such circumstances the amount of interest contracted for, charged, or received under this Note or under any of the documents securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by the usury laws of the State of Texas, then in any such event
(a) the provisions of this Paragraph 8 shall govern and control, (b) neither the Company nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by the usury laws of the State of Texas, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to the Company, at the holder's option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest allowed under the usury laws of the State of Texas as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, or received under this Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest shall be made, to the extent permitted by the laws of the State of Texas, by amortizing, prorating, allocating, and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby all interest at any time contracted for, charged, or received from the Company or otherwise by the holder or holders hereof in connection with such indebtedness.

      9. Waivers; Amendments. The Company's performance of or compliance with any of the provisions, covenants, and conditions set forth in this Note may be waived, or any of such provisions, covenants, or conditions may be modified or amended, only upon the prior written consent of Crosspoint or the other holder of this Note.

      10   Modification of References.  All references to the Loan and to the
Debenture in the Security Agreements are hereby modified or amended to be references to the indebtedness evidenced by this Note and to this Note, respectively. Further, the references in the Security Agreements to events of default set forth in the Purchase Agreement are hereby modified to be references to the Events of Default set forth in Paragraph 4 of this Note.

      11. Successors and Assigns. All references to the Company herein shall, and shall be deemed to, include its successors and assigns, and all covenants, stipulations, promises, and agreements contained herein by or on behalf of the Company shall be binding upon its successors and assigns, whether so expressed or not.

      12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

      IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name and on its behalf by the officer designated below, and this Note to be dated, issued, and delivered, all effective as of November 19, 1993, such officer being thereunto duly authorized.


                                  TIAS, INC.


                              By:  /s/ Frank B. Sbordone, Jr.
                                        Frank B. Sbordone, Jr.
                                        Vice President-Finance

20742512.W51